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                                  EXHIBIT (12)
                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                -------------------------------------------------
                               Millions of Dollars

                                                                                                   Nine Months Ended
                                                                 Years Ended June 30                   March 31
                                                     -----------------------------------------     -----------------
                                                      1995     1996     1997     1998     1999       1999     2000
                                                     ------   ------   ------   ------   ------     ------   ------

EARNINGS AS DEFINED
-------------------
  Earnings from operations before income taxes
    after eliminating undistributed earnings
    of equity method investees                       $4,022   $4,695   $5,274   $5,704   $5,866     $5,065   $4,620
  Fixed charges, excluding capitalized interest         571      576      534      639      751        562      676
                                                     ------   ------   ------   ------   ------     ------   ------

    TOTAL EARNINGS, AS DEFINED                       $4,593   $5,271   $5,808   $6,343   $6,617     $5,627   $5,296


FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense including capitalized interest    $  511   $  493   $  457   $  548   $  650     $  491   $  505
  1/3 of rental expense                                  83       92       77       91      101         71       79
                                                     ------   ------   ------   ------   ------     ------   ------

    TOTAL FIXED CHARGES AS DEFINED                   $  594   $  585   $  534   $  639   $  751     $  562   $  584
                                                     ======   ======   ======   ======   ======     ======   ======

RATIO OF EARNINGS TO FIXED CHARGES                      7.7      9.0     10.9      9.9      8.8       10.0      9.1
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